Exhibit 10.28

AGREEMENT – NON COMPETE

This Agreement (“Agreement”) is entered into this 26 day of Feb, 2013 between Employee and Univar Inc., including its subsidiaries and affiliates (collectively “Univar”).

1. Employment Relationship. Univar agrees to employ or continue to employ Employee in accordance with the terms of this Agreement. Employee acknowledges that a condition of Employee’s initial employment or continued employment with Univar is Employee’s entering into this Agreement.

2. Terms and Conditions of Employment. Univar agrees that Employee shall be entitled to the payment of compensation; to an annual paid vacation; and to participate in such other compensation and benefit plans as may be maintained by Univar for its employees in accordance with the terms of such plans, as they may be amended by Univar from time to time. Except as otherwise specifically provided in this Agreement, Employee’s duties and responsibilities, hours of work, compensation, vacation and other benefits, and other terms and conditions of employment shall be determined, and from time to time may be changed, by Univar.

3. Notice of Termination. In consideration for Employee entering into this Agreement, Employee shall be offered separation benefits in accordance with the policy then in effect at the time of separation from employment.

4. Full Energies. Employee agrees that during Employee’s employment with Univar, Employee will devote Employee’s full energies, abilities, attention, and business time to the performance of Employee’s employment duties and responsibilities for Univar, and will not engage in any activity which, in the sole discretion of Univar, conflicts or interferes with, or in any way compromises, the performance of such duties and responsibilities.

5. Confidential and Proprietary Information. Employee recognizes that by virtue of Employee’s employment with Univar, Employee will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information which is not known to its competitors or within the industry generally, which was developed by Univar over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to Univar. This information (“Confidential and Proprietary Information”) includes, but is not limited to, Univar’s trade secrets; information relating to Univar’s production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; service and product costs; pricing structures and incentive plans; vendors; financial position and business plans; computer programs and databases; research projects; new product and service developments; and any other information of Univar or any of its vendors or customers that Univar informs Employee, or which Employee should know by virtue of Employee’s position or the circumstances in which Employee learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Employee’s obligations under a statutory or common law obligation) or (ii) obtained by Employee from a third party subsequent to the termination of Employee’s employment with Univar (except where the third party obtains the information in violation of a contractual, statutory, or common law obligation).

6. Duty Regarding Confidential and Proprietary Information. Employee agrees that: (a) Employee will not, at any time during or after Employee’s employment with Univar, disclose, use or permit others to use any Confidential and Proprietary Information, except as required in the course of Employee’s employment for the benefit of Univar; and (b) Employee will take all reasonable measures, in accordance with Univar’s policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.

7. At-Will Employment. Employee and Univar understand and agree that the employment relationship is at the will of both parties and that each party has the right to terminate the employment relationship with or without warning, notice or cause to the other party.

8. Return of Company Property and Materials. Employee agrees that, upon termination of Employee’s employment with Univar, Employee will promptly return to Univar all literature, correspondence, memoranda, reports, summaries, manuals, proposals, contracts, documents, records, including records containing contact information for customers and vendors, computer diskettes, CD-ROMS, other optically or magnetically stored media, and programs, and other materials of any kind which relate to the business of Univar or any of its affiliates, including specifically, but not exclusively, all materials that in whole or in part comprise or refer to Univar’s Confidential and Proprietary Information. It is understood and agreed that all such materials are, and will remain, the exclusive property of Univar and that Employee will not retain, either in hard copy or electronically, any copy, facsimile or note memorializing any such materials or the contents thereof.

9. Nature of Univar’s Business. Employee acknowledges that Univar is and will be engaged in chemical wholesaling, distribution, blending, packaging, labeling, just-in-time delivery and waste management; and in the pest control supply business. Employee further acknowledges at the time this Agreement was entered into, Univar did business throughout the entirety of the United States.

10. Noninterference and Non-Solicitation. Employee agrees that during Employee’s employment with Univar and for the one (1) year period thereafter, Employee will not engage in the following: (a) Outside of the context of fulfilling Employee’s employment duties and obligations to Univar, directly or indirectly, solicit or accept business from, or provide products or services to, any Customer, Prospective Customer or Vendor of Univar, where such business, products or services would be competitive with any aspect of Univar’s business, products or services; (b) Do any act or thing that may interfere with or adversely affect the relationship (contractual or otherwise) of Univar with any Customer, Prospective Customer or Vendor of Univar or induce any Customer, Prospective Customer, or Vendor of Univar to cease doing business with or otherwise diminish its business relationship with Univar; or (c) Outside of the context of fulfilling Employee’s employment duties and obligations to Univar, directly or indirectly, solicit, request, entice, or induce any Company Person to terminate his or her employment with Univar or otherwise interfere with or adversely affect the relationship of Univar and any Company Person. For purposes of this paragraph 10 of this Agreement, “Customer” and “Prospective Customer” means any customer or prospective customer of Univar with whom Employee dealt during the last twelve (12) months of Employee’s employment with Univar or about whom Employee has Confidential and Proprietary Information. “Vendor” includes suppliers with whom Employee dealt during the last twelve (12) months of Employee’s employment with Univar or about whom Employee has Confidential and Proprietary Information. “Company Person” means any employee of Univar whom Employee interacted with as a part of Employee’s duties at any time during the last twelve (12) months of Employee’s employment with Univar.

11. Non-Competition. For twelve (12) months following termination of employment, Employee will not, without Univar’s prior written consent, engage directly or indirectly in any Competing Business, whether as an employer, officer, director, owner, stockholder, employee, partner, joint venturer or consultant in substantially the same capacity as employed by Univar in the preceding twelve (12) months. A “Competing Business” is any person, company, partnership or entity that competes with Univar in the sale, marketing, production, distribution, research or development of Competing Products in the same market as described in paragraph 9 above. “Competing Products” are any product or service in existence or under development that competes with any product or service of Univar about which Employee obtained Confidential or Proprietary Information or for which Employee had sales, marketing, production, distribution, research or development responsibilities in the last two years of Employee’s employment with Univar. Where a Competing Business is part of a larger company, only that part of the company which actually produces or provides Competing Products shall be considered a Competing Business subject to the restrictions of this paragraph. Employee acknowledges that Univar does business throughout the United States and that to protect Univar’s Confidential and Proprietary Information and business relationships, which are valuable regardless of Employee’s location, the geographic reach of this non-competition agreement shall be the United States. Nothing in this Agreement prevents the Employee from owning not more than 5% of the equity of a publicly traded entity.

12. Univar’s Right to Injunctive Relief. Employee recognizes that the rights and privileges granted to him/her by this Agreement, and Employee’s corresponding covenants to Univar, are of a special,

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unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Employee might be entitled from Univar. Accordingly, Employee understands and agrees that Univar shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Employee also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which Univar may be entitled.

13. Modification By a Court and Severability. The provisions of this Agreement are intended to be interpreted in a manner which makes them valid, legal, and enforceable. In the event any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, that provision shall be modified or restricted to the extent and in the manner necessary to render it valid, legal, and enforceable. It is expressly understood and agreed between Employee and Univar that the modification or restriction of any provision in this Agreement may be accomplished by mutual accord between the parties or, alternatively, by disposition of a court. If the invalid, illegal or unenforceable provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any of the remaining provisions.

14. No Waiver by Univar. The failure by Univar to require the performance of any provision of this Agreement shall in no way affect the rights of Univar to enforce the same in the future, nor shall the waiver by Univar of any breach or evasion of any provision of this Agreement be interpreted as a waiver with respect to any subsequent breach or evasion.

15. Survival of Certain Obligations. Employee understands and agrees that Employee’s obligations set forth in paragraphs 6, 8, 10 and 11 of this Agreement shall apply regardless of the reason for the termination of Employee’s employment, whether such termination was voluntary or involuntary, and whether such termination was with or without cause.

16. Entire Agreement. This Agreement supersedes all Company policies and practices, and all previous oral and written agreements, understandings and communications between Employee and Univar, to the extent they are inconsistent with the terms of this Agreement.

17. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Univar, and may be assigned by Company without consent of Employee.

18. Waiver, Modification and Amendment of Agreement. No waiver, modification or amendment of this Agreement shall be valid and enforceable unless it is in writing, is specifically designated as a waiver, modification or amendment of this Agreement, and is signed by Employee and Univar’s Chief Executive Officer.

19. Choice of Law. This Agreement and any amendments hereto shall be governed by and interpreted in accordance with the laws of the State of Washington.

20. Headings. The headings in this Agreement are for convenience only and are not to be used in the interpretation or construction of this Agreement.

EMPLOYEE

2/26/13
Signature	Date
George J. Fuller

Print Name

UNIVAR INC.

Signature	Date

Print Name

Job Title

3/9/11 A - Univar Inc.

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Date	February 22, 2013
To	George J. Fuller
From	Mark Byrne
Re	Job Offer of President – BCS

I am pleased to offer you the position of President - BCS within Univar Inc., effective on or before April 1, 2013, reporting directly to me as Executive Chairman of BCS. We would expect this position to be located in our new Chicago office opening later this summer. Our offer includes the following:

1. Salary: Annual base salary of $387,500 per year.

2. Annual Bonus: Participation in a management incentive plan with an annual bonus target of 70% of your base salary. You can earn up to 140% of your base salary should Univar over-perform on our goals. Your bonus will be tied to BCS’s and Univar’s global financial performance. Any bonus payable pursuant to the applicable management incentive plan shall be paid between January 1st and March 15th of the year immediately following the year to which the bonus relates.

3. Stock Incentive: Participation in the Univar Inc. 2011 Stock Incentive Plan with an initial option grant of 350,000 shares (subject to formal approval of the Compensation Committee). The complete terms of the award are contained in the Plan, the Employee Stock Option Agreement, and the Employee Stock Subscription Agreement, which will be provided to you shortly.

4. Car Allowance: We will provide you with a car allowance of $1,465 per month.

5. Sign on Bonus: A sign on bonus of $50,000 to be paid within 30 days of your hire date. A second bonus of $75,000 will be considered earned and paid following nine months of active employment.

6. Relocation: An executive level relocation package to Chicago pursuant to the enclosed relocation policy.

7. Severance Pay: A commitment to provide a severance payment in a lump sum amount equal to twelve months of base salary plus your target bonus if Univar were to terminate your employment without Cause, or you were to resign for Good Reason. You will not be eligible for this severance payment if your employment terminates due to your death or Total Disability. Your entitlement to this severance payment also would be conditioned upon your execution of a separation and release agreement in a form provided by Univar. If applicable, the severance payment would be paid in a lump sum within 90 days of the termination of your employment and subject to applicable withholdings and deductions. For purposes of this severance pay commitment, the following definitions apply:

a. “Cause” shall mean your (i) willful and continued failure to perform your material duties which continues beyond 15 business days after a written demand for substantial performance is delivered to you by Univar, (ii) conviction of or plea of nolo contendere to (A) the commission of a felony or (B) any misdemeanor that is a crime of moral turpitude, (iii) willful and gross misconduct in connection with your employment duties, or (iv) a breach of your obligations to Univar pursuant to the “Agreement – Noncompete” (discussed below).

b. “Good Reason” shall mean (i) a material reduction in your base salary or annual incentive compensation opportunity from the levels specified in this offer, in each case other than (a) any isolated or inadvertent failure by Univar that is not in bad faith and is cured within 30 business days after you give Univar notice of such event, or (b) a reduction which is applicable to all employees in the same salary grade; or (ii) the failure of a successor to have assumed in connection with any sale of the business the severance commitment set forth in this offer, where such assumption does not occur by operation of law. In order for an event described above to constitute Good Reason, you must provide written notice to Univar within 90 business days of the initial existence of such event.

c. “Total Disability” shall have the same meaning as the term “Total Disability” as used in Univar’s long-term disability policy in effect at the time of termination, if one exists. If Univar does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean your inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of your duties hereunder for a period aggregating to 90 calendar days in a 12-month period.

8. Benefits: Coverage under our Univar benefit plans for you and your family, subject to the eligibility requirements of those benefit plans. We offer comprehensive medical, dental, vision, disability and life insurance. Our 401(k) plan provides a 4% matching contribution with immediate vesting, plus an additional 4% retirement contribution with three year cliff vesting. Our non-qualified savings plan provides these same contributions above the IRS qualified plan compensation limit. As an experienced hire, you will be eligible for five weeks of vacation per year. For details, please see the attached summary.

This offer is contingent upon the following:

•	Your execution of the attached Agreement – Non Compete.

•	Your successful completion of a pre-employment background check.

•	Proof of your legal right to work in the U.S. On your first day of employment, you must provide documentation to verify your identity and employment eligibility. A list of acceptable documents is provided on the attached page.

This offer does not constitute a guarantee of employment for any definite period of time. Continued employment is based on performance and company needs.

Please sign below to indicate your acceptance of this offer and return the offer, as well as a signed copy of the Agreement – Noncompete, to Ed Evans, our Chief Human Resources Officer. If you have any questions about the offer, or if i can be of assistance in any way, please give me a call. I look forward to having you as part of our management team.

ACCEPTED:	DATE:

2/26/13
George J. Fuller